Exhibit 99.1

United Online Announces Special Meeting of Stockholders to Approve Reverse Stock Split

WOODLAND HILLS, Calif.—(BUSINESS WIRE)—July 11, 2013— United Online, Inc. (Nasdaq: UNTD), a leading provider of consumer products and services over the Internet, today announced that it will hold a special meeting of stockholders to seek approval for a reverse stock split of United Online’s common stock. The reverse stock split proposal includes a ratio of one-for-three, one-for-four, one-for-five, one-for-six, or one-for-seven, to be determined by United Online’s Board of Directors, and includes a corresponding decrease in the total number of shares of common stock that United Online is authorized to issue.

If approved by stockholders, the reverse split is expected to be implemented on United Online common stock in the third quarter of 2013, immediately prior to United Online’s previously announced separation of FTD Companies, Inc. from United Online.

The time, date, location and other details regarding the special meeting will be communicated to stockholders at a later date via proxy materials which will be filed with, and subject to review by, the Securities and Exchange Commission (the “SEC”).

The proposal to authorize a reverse stock split is based on United Online’s expectation that following the separation of FTD Companies from United Online, the market price and trading ranges for United Online common stock will no longer reflect the value of the spun-off entity.

United Online’s Board of Directors believes that implementing a reverse stock split on United Online common stock is likely to benefit the marketability and liquidity of United Online common stock.

The results of the stockholder vote will not affect the Board of Director’s decision to proceed with the separation transaction. The Board of Directors reserves its right to elect not to proceed with the reverse stock split if it determines that implementing a reverse split is no longer in the best interests of United Online and its stockholders.

The reverse stock split would not affect any stockholder’s percentage ownership interests or proportionate voting power, except to the extent that it results in a stockholder receiving cash in lieu of a fractional share. Stockholders otherwise entitled to fractional shares will receive cash payments in lieu of such fractional shares. These cash payments will reduce the number of stockholders after the reverse split to the extent there are presently those who would otherwise receive less than one share of United Online common stock after the reverse split.

Important Information about the Reverse Split Proposal

This communication may be deemed to be solicitation material in connection with the proposal to be submitted to United Online’s stockholders at its special meeting seeking approval to effect a reverse split immediately prior to the separation of FTD Companies on United Online common stock and a corresponding decrease to the total number of shares of common stock that United Online is authorized to issue (the “Reverse Split Proposal”). In connection with the Reverse Split Proposal, United Online plans to file a preliminary proxy statement on Schedule 14A with the SEC. Stockholders of United Online are urged to read the preliminary proxy statement and all other relevant documents filed with the SEC when they become available, including United Online’s definitive proxy statement, because they will contain important information about the Reverse Split Proposal and United Online. Notice of the Internet availability of the definitive proxy statement will be sent to holders of United Online common stock as of the record date in connection with seeking their authorization of the Reverse Split Proposal.

Investors and security holders will be able to obtain the documents (when available) free of charge at the SEC’s website, www.sec.gov. In addition, United Online stockholders may obtain free copies of the documents filed with the SEC when available at United Online’s website, www.unitedonline.com. You also may read and copy any reports, statements and other information filed by United Online with the SEC at the SEC public reference room at 100 F Street, N.E. Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

United Online and its Board of Directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of United Online common stock in respect of the Reverse Split Proposal. Information about the directors and executive officers of United Online is set forth in United Online’s proxy statement for the 2013 annual meeting of stockholders, which was filed with the SEC on April 30, 2013. Investors may obtain additional information regarding the interest of United Online and its directors and executive officers in the Reverse Split Proposal by reading the preliminary proxy statement and, when it becomes available, the definitive proxy statement relating to the special meeting.

About United Online®

United Online, Inc. (Nasdaq: UNTD), through its operating subsidiaries, is a leading provider of consumer products and services over the Internet, where their respective brands have attracted a large online audience that includes more than 100 million registered accounts worldwide. The company’s FTD segment provides floral-related products and services (FTD, Interflora, Flying Flowers, and Flowers Direct) for consumers and retail florists, as well as other retail locations offering floral and related products and services. The company’s Content & Media segment provides online nostalgia products and services (Classmates and StayFriends) and online loyalty marketing (MyPoints). Its primary Communications segment service is Internet access (NetZero and Juno), including 4G mobile broadband (NetZero Wireless).

Cautionary Information Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. Any determination regarding the contemplated reverse stock split, the ratio therefor or any other stock split in the future will depend upon the company’s stock price, financial condition, results of operations, and cash flows and such other factors as are deemed relevant by the Board of Directors. Information about potential factors that could affect the company’s business, financial condition, results of operations, and cash flows is included in the company’s annual and quarterly reports filed with the Securities and Exchange Commission (http://www.sec.gov), including, without limitation, information under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors.”

United Online, Inc.

Investors:

David Bigelow, 818-287-3560

dbigelow@corp.untd.com

or

Press:

Scott Matulis, 818-287-3388

pr@untd.com